Exhibit 10.2

(1) LAKELAND INDUSTRIES EUROPE LIMITED

as the Client

- and -

(2) HSBC INVOICE FINANCE (UK) LTD

as HIF

FIXED CHARGE ON NON-VESTING DEBTS AND FLOATING CHARGE

(for use with Agreement for the Purchase of Debts)

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THIS DEED is made on 29th January 2013

BETWEEN

(1)	HSBC INVOICE FINANCE (UK) LIMITED registered in England and Wales with the number 00759657 ("HIF"); and

(2)	THE COMPANY LISTED IN THE SCHEDULE ATTACHED TO AND FORMING PART OF THIS DEED (the "Client").

IT IS AGREED:

1.	Definitions and interpretation

1.1	Definitions

In this Deed:

(a)	terms defined in, or construed for the purposes of, the Debt Purchase Agreement (as defined below) have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and

(b)	the following terms have the following meanings:

"Act" means the Law of Property Act 1925;

"Debt Purchase Agreement" means the agreement for the purchase of debts dated on or before the date of this Deed and made between (1) the Client and (2) HIF pursuant to which HIF has agreed to make certain receivables purchase facilities available to the Client;

"Default Rate" means, at any time, a rate of interest equivalent to the then prevailing rate used to calculate the Discounting Charge;

"Excluded Proceeds" means all and any monies paid to a Trust Account which are not the proceeds of Debts;

"Non-Vesting Debts" means those Debts which fail to vest effectively and absolutely in HIF pursuant to the Debt Purchase Agreement;

"Party" means a party to this Deed;

"Purchased Debt" a Debt purchased or purported to be purchased by HIF pursuant to the Debt Purchase Agreement;

"Real Property" means all estates and interests in freehold, leasehold and other immovable property (wherever situated) now or in future belonging to the Client, or in which the Client has an interest at any time, together with:

(a)	all buildings and fixtures (including trade fixtures) and fixed plant and machinery at any time thereon;

(b)	all easements, rights and agreements in respect thereof; and

(c)	the benefit of all covenants given in respect thereof;

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"Receiver" means any receiver, receiver and manager or administrative receiver appointed by HIF under this Deed;

"Secured Obligations" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or alone or in any other capacity whatsoever) of the Client to HIF (including those arising under or pursuant to the Debt Purchase Agreement and including all monies covenanted to be paid under this Deed), provided that no obligation or liability shall be included in the definition of "Secured Obligations" to the extent that, if it were so included, this Deed (or any part of it) would constitute unlawful financial assistance within the meaning of sections 677 to 680 of the Companies Act 2006;

"Security" means the Security Interests created by or pursuant to this Deed;

"Security Assets" means all property and assets from time to time mortgaged, charged or assigned (or expressed to be mortgaged, charged or assigned) by or pursuant to this Deed;

"Security Interest" means any mortgage, charge, trust, option, security assignment, assignation in security, pledge, hypothecation, lien, retention of title, set-off right, tracing right or any other security interest in favour of any person or any equitable right, agreement or arrangement having the effect of conferring security;

"Security Period" means the period beginning on the date of this Deed and ending on the date on which:

(a)	all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full; and

(b)	the Debt Purchase Agreement has been terminated by HIF, according to its terms;

"Spot Rate of Exchange" means HSBC Bank PLC's spot rate of exchange for the purchase of a currency with the relevant currency in the London foreign exchange market at or about 11.00am on a particular day;

"Tax" any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"Trust Account" means a bank account in the Client's name, held in trust for HIF, in respect of which HIF's officers are irrevocably appointed as the only signatories authorised to operate the account and to which the proceeds of Debts are paid, in accordance with the terms of the Debt Purchase Agreement;

"VAT" Value Added Tax.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Deed to:

(i)	the "Client" or "HIF" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

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(ii)	"this Deed", the "Debt Purchase Agreement", or any other agreement or instrument shall be construed as a reference to this Deed, the Debt Purchase Agreement or such other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of the Client or provides for further advances);

(iii)	"assets" includes any present and future properties, revenues and rights of every description and includes uncalled capital;

(iv)	"including" or "includes" means including or includes without limitation;

(v)	"Secured Obligations" includes obligations and liabilities which would be treated as such but for the liquidation or dissolution of or similar event affecting the Client;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

(vii)	the singular includes the plural and vice versa.

(b)	References to clauses, paragraphs and the schedule are to be construed, unless otherwise stated, as references to clauses, paragraphs and the schedule of this Deed and references to this Deed include the schedule.

(c)	Clause and schedule headings are for convenience only and shall not affect the construction of this Deed.

(d)	Each undertaking of the Client (other than a payment obligation) contained in this Deed must be complied with at all times during the Security Period.

(e)	If HIF reasonably considers that an amount paid by the Client to HIF under the Debt Purchase Agreement is capable of being avoided or otherwise set aside on the liquidation or administration of the Client, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

1.3	Third party rights

A person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	Covenant to pay

2.1	Covenant to pay

The Client covenants in favour of HIF that it will pay and discharge the Secured Obligations from time to time when they fall due.

2.2	Default interest

(a)	Any amount which is not paid under this Deed when due shall bear interest (both before and after judgment and payable on demand) from the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full on a daily basis at the rate and in the manner agreed in the document under which such amount is payable and, in the absence of such agreement, at the Default Rate from time to time.

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(b)	Default interest will accrue from day to day and will be compounded at such intervals as HIF states are appropriate.

3.	Grant of security

3.1	Nature of security

All Security Interests and dispositions created or made by or pursuant to this Deed are created or made:

(a)	in favour of HIF;
(b)	with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994; and
(c)	as continuing security for payment of the Secured Obligations.

3.2	Qualifying floating charge

Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to any floating charge created by or pursuant to this Deed (and each such floating charge is a qualifying floating charge for the purposes of the Insolvency Act 1986).

4.	Fixed security

4.1	Fixed charges

The Client charges and agrees to charge all of its present and future right, title and interest in and to the following assets which are at any time owned by the Client, or in which it from time to time has an interest:

(a)	by way of fixed equitable charge, all Purchased Debts excluding Non-Notifiable Non-Vesting Debts;

(b)	by way of fixed equitable charge, all Associated Rights relating those Purchased Debts charged to HIF in clause 4.1(a) above;

(c)	by way of fixed equitable charge, all Purchased Debts comprising Non-Notifiable Non-Vesting Debts;

(d)	by way of fixed equitable charge, all Associated Rights relating to those Purchased Debts charged to HIF in clause 4.1(c) above; and

(e)	to the extent that the Excluded Proceeds are not effectively assigned under clause 4.2 (Security assignment), by way of first fixed charge the Excluded Proceeds.

4.2	Security assignment

The Client assigns and agrees to assign absolutely (subject to a proviso for reassignment on redemption) all its present and future right, title and interest in and to the Excluded Proceeds.

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5.	Floating charge

The Client charges and agrees to charge by way of first floating charge all of its present and future:

(a)	assets and undertaking (wherever located) not otherwise effectively charged by way of first fixed mortgage or charge or assigned pursuant to clause 4.1 (Fixed charges), clause 4.2 (Security assignment) or any other provision of this Deed; and

(b)	(whether or not effectively so charged or assigned) heritable property and all other property and assets in Scotland.

6.	Conversion of floating charge

6.1	Conversion by notice

HIF may, by written notice to the Client, convert the floating charge created under this Deed into a fixed charge as regards all or any of the assets of the Client specified in the notice if:

(a)	a Termination Event has occurred; or

(b)	HIF (acting reasonably) considers any Security Assets (whether or not those specified in the notice) to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

6.2	Small companies

The floating charge created under this Deed by the Client shall not convert into a fixed charge solely by reason of a moratorium being obtained under the Insolvency Act 2000 (or anything done with a view to obtaining such a moratorium) in respect of the Client.

6.3	Automatic conversion

The floating charge created under this Deed shall (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge:

(a)	in relation to any Security Asset which is subject to a floating charge if:

(i)	the Client creates (or attempts or purports to create) any Security Interest (other than a Security Interest which is permitted by the Debt Purchase Agreement) on or over the relevant Security Asset without the prior written consent of HIF; or

(ii)	any third party levies or attempts to levy any distress, execution, attachment or other legal process against any such Security Asset; and

(b)	over all Security Assets which are subject to a floating charge if an administrator is appointed in respect of the Client or HIF receives notice of intention to appoint such an administrator.

6.4	Partial conversion

The giving of a notice by HIF pursuant to clause 6.1 (Conversion by notice) in relation to any class of assets of the Client shall not be construed as a waiver or abandonment of the rights of HIF to serve similar notices in respect of any other class of assets or of any other right of HIF.

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7.	Continuing security

7.1	Continuing security

The Security is continuing and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or discharge in whole or in part. This Deed shall remain in full force and effect as a continuing security for the duration of the Security Period.

7.2	Additional and separate security

This Deed is in addition to, without prejudice to, and shall not merge with, any other right, remedy, guarantee or Security Interest which HIF may at any time hold for any Secured Obligation.

7.3	Right to enforce

This Deed may be enforced against the Client without HIF first having recourse to any other right, remedy, guarantee or Security Interest held by or available to it.

8.	Liability of the Client relating to Security Assets

Notwithstanding anything contained in this Deed or implied to the contrary, the Client remains liable to observe and perform all conditions and obligations assumed by it in relation to the Security Assets. HIF is under no obligation to perform or fulfil any such condition or obligation or to make any payment in respect of any such condition or obligation.

9.	Accounts

No monies at any time standing to the credit of any account (of any type and however designated) of the Client with HIF or in which the Client has an interest (and no rights and benefits relating thereto) shall be capable of being assigned to any third party.

10.	Representations

10.1	General

The Client makes the representations and warranties set out in this clause 10 to HIF.

10.2	No Security Interests

The Security Assets are, or when acquired will be, beneficially owned by the Client free from any Security Interest other than:

(a)	as created by this Deed; and

(b)	as permitted under the Debt Purchase Agreement.

10.3	No avoidance

This Deed creates the Security Interests which it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of the Client or otherwise.

10.4	No proceedings pending or threatened

No litigation, arbitration or administrative proceeding has currently been started or threatened in relation to any Security Asset.

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10.5	Time when representations made

(a)	All the representations and warranties in this clause 10 are made by the Client on the date of this Deed and are also deemed to be made by the Client on each date that Debts are Notified under the Debt Purchase Agreement.

(b)	Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

11.	Undertakings by the Client

11.1	Restrictions on dealing

The Client shall not do or agree to do any of the following without the prior written consent of HIF:

(a)	create or permit to subsist any Security Interest on any Security Asset except a Security Interest which is permitted under the Debt Purchase Agreement;

(b)	sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any Security Asset except a disposal which is permitted under the Debt Purchase Agreement and the sale at full market value of stock-in-trade in the usual course of trading as conducted by the Client at the date of this Deed.

11.2	Security Assets generally

The Client shall:

(a)	permit HIF (or its designated representatives), on reasonable written notice:

(i)	access during normal office hours to the accounting records of the Client and to any documents and records relating to the Security Assets; and

(ii)	to inspect, take extracts from, and make photocopies of, the same,

and to provide (at the expense of the Client), such clerical and other assistance which HIF may reasonably require to do this;

(b)	notify HIF within 14 days of receipt of every material notice, order, application, requirement or proposal given or made in relation to the Security Assets by any competent authority;

(c)	if required by HIF, immediately provide it with a copy of any notice, order, application, requirement or proposal referred to in clause 11.2(b) and either (A) comply with such notice, order, application, requirement or proposal or (B) make such objections to the same as HIF may require or approve;

(d)	duly and punctually pay all rates, rents, Taxes and other outgoings owed by it in respect of the Security Assets;

(e)	comply in all material respects with all obligations in relation to the Security Assets under any present or future law, regulation, order or instrument or under any bye-laws, regulations or requirements of any competent authority or other approvals, licences or consents;

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(f)	comply with all covenants and obligations affecting the Security Assets (or their manner of use);

(g)	not, except with the prior written consent of HIF (such consent not to be unreasonably withheld or delayed), enter into any onerous or restrictive obligation affecting any Security Asset;

(h)	provide HIF with all information which it may reasonably request in relation to the Security Assets;

(i)	not do, cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value or marketability of any Security Asset (or make any omission which has such an effect).

11.3	Dealings with and realisation of Non-Vesting Debts and Excluded Proceeds

(a)	The Client shall only deal with Non-Vesting Debts and the proceeds thereof and the Associated Rights thereto as if they were assigned to HIF in accordance with the Debt Purchase Agreement.

(b)	The Client agrees that the Excluded Proceeds shall be dealt with as if they were the proceeds of Debts assigned or purportedly assigned to HIF in accordance with the Debt Purchase Agreement.

12.	Power to remedy

12.1	Power to remedy

If at any time the Client does not comply with any of its obligations under this Deed, HIF (without prejudice to any other rights arising as a consequence of such non-compliance) shall be entitled (but not bound) to rectify that default. The Client irrevocably authorises HIF and its employees and agents by way of security to do all things (including entering the property of the Client) which are necessary or desirable to rectify that default.

12.2	Mortgagee in possession

The exercise of the powers of HIF under this clause 12 shall not render it liable as a mortgagee in possession.

12.3	Monies expended

The Client shall pay to HIF on demand any monies which are expended by HIF in exercising its powers under this clause 12, together with interest at the Default Rate from the date on which those monies were expended by HIF (both before and after judgment) and otherwise in accordance with clause 2.2 (Default interest).

13.	When security becomes enforceable

13.1	When enforceable

This Security shall become immediately enforceable upon the occurrence of a Termination Event.

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13.2	Statutory powers

The power of sale and other powers conferred by section 101 of the Act (as amended or extended by this Deed) shall be immediately exercisable upon and at any time after the occurrence of any Termination Event.

13.3	Enforcement

After this Security has become enforceable, HIF may in its absolute discretion enforce all or any part of the Security in such manner as it sees fit.

14.	Enforcement of security

14.1	General

For the purposes of all powers implied by statute, the Secured Obligations are deemed to have become due and payable on the date of this Deed. Sections 93 and 103 of the Act shall not apply to the Security. The statutory powers of leasing conferred on HIF are extended so as to authorise HIF to lease, make agreements for leases, accept surrenders of leases and grant options as HIF may think fit and without the need to comply with section 99 or 100 of the Act.

14.2	Powers of HIF

(a)	At any time after the Security becomes enforceable (or if so requested by the Client by written notice at any time), HIF may without further notice (unless required by law):

(i)	appoint any person (or persons) to be a receiver, receiver and manager or administrative receiver of all or any part of the Security Assets and/or of the income of the Security Assets; and/or

(ii)	appoint or apply for the appointment of any person who is appropriately qualified as administrator of the Client; and/or

(iii)	exercise all or any of the powers conferred on mortgagees by the Act (as amended or extended by this Deed) and/or all or any of the powers which are conferred by this Deed on a Receiver, in each case without first appointing a Receiver or notwithstanding the appointment of any Receiver.

(b)	HIF is not entitled to appoint a Receiver in respect of any Security Assets which are subject to a charge which (as created) was a floating charge solely by reason of a moratorium being obtained under the Insolvency Act 2000 (or anything done with a view to obtaining such a moratorium) in respect of the Client.

14.3	Redemption of prior mortgages

At any time after the Security has become enforceable, HIF may:

(a)	redeem any prior Security Interest against any Security Asset; and/or

(b)	procure the transfer of that Security Interest to itself; and/or

(c)	settle and pass the accounts of the holder of any prior Security Interest and any accounts so settled and passed shall be conclusive and binding on the Client.

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All principal, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Client to HIF on demand.

14.4	Privileges

(a)	Each Receiver and HIF is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that section 103 of the Act does not apply.

(b)	To the extent that the Security Assets constitute "financial collateral" and this Deed and the obligations of the Client under this Deed constitute a "security financial collateral arrangement" (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) each Receiver and HIF shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(c)	For the purpose of clause 14.4(b) above, the value of the financial collateral appropriated shall be such amount as the Receiver or HIF reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it.

14.5	No liability

(a)	Neither HIF nor any Receiver shall be liable (A) in respect of all or any part of the Security Assets or (B) for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, its or his respective powers (unless such loss or damage is caused by its or his gross negligence or wilful misconduct).

(b)	Without prejudice to the generality of clause 14.5(a), neither HIF nor any Receiver shall be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

14.6	Protection of third parties

No person (including a purchaser) dealing with HIF or any Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable; or

(b)	whether any power which HIF or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any money remains due under any document entered into between the Parties; or

(d)	how any money paid to HIF or to the Receiver is to be applied.

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15.	Receiver

15.1	Removal and replacement

HIF may from time to time remove any Receiver appointed by it (subject, in the case of an administrative receivership, to section 45 of the Insolvency Act 1986) and, whenever it may deem appropriate, may appoint a new Receiver in the place of any Receiver whose appointment has terminated.

15.2	Multiple Receivers

If at any time there is more than one Receiver of all or any part of the Security Assets and/or the income of the Security Assets, each Receiver shall have the power to act individually (unless otherwise stated in the appointment document).

15.3	Remuneration

Any Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and HIF (or, failing such agreement, to be fixed by HIF).

15.4	Payment by Receiver

Only monies actually paid by a Receiver to HIF in relation to the Secured Obligations shall be capable of being applied by HIF in discharge of the Secured Obligations.

15.5	Agent of Client

Any Receiver shall be the agent of the Client. The Client shall (subject to the Companies Act 1985 and the Insolvency Act 1986) be solely responsible for his acts and defaults and for the payment of his remuneration. HIF shall incur no liability (either to the Client or to any other person) by reason of the appointment of a Receiver or for any other reason.

16.	Powers of Receiver

16.1	General powers

Any Receiver shall have:

(a)	all the powers which are conferred by the Act on mortgagees in possession and receivers appointed under the Act;

(b)	(whether or not he is an administrative receiver) all the powers which are listed in schedule 1 of the Insolvency Act 1986; and

(c)	all powers which are conferred by any other law conferring power on receivers.

16.2	Additional powers

In addition to the powers referred to in clause 16.1 (General powers), a Receiver shall have the following powers:

(a)	to take possession of, collect and get in all or any part of the Security Assets and/or income in respect of which he was appointed;

(b)	to manage the Security Assets and the business of the Client as he thinks fit;

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(c)	to redeem any security and to borrow or raise any money and secure the payment of any money in priority to the Secured Obligations for the purpose of the exercise of his powers and/or defraying any costs or liabilities incurred by him in such exercise;

(d)	to sell or concur in selling, leasing or otherwise disposing of all or any part of the Security Assets in respect of which he was appointed without the need to observe the restrictions imposed by section 103 of the Act. Fixtures may be severed and sold separately from the Real Property containing them, without the consent of the Client. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration (and the amount of such consideration may be dependent upon profit or turnover or be determined by a third party). Any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit;

(e)	to alter, improve, develop, complete, construct, modify, refurbish or repair any building or land and to complete or undertake or concur in the completion or undertaking (with or without modification) of any project in which the Client was concerned or interested before his appointment (being a project for the alteration, improvement, development, completion, construction, modification, refurbishment or repair of any building or land);

(f)	to carry out any sale, lease or other disposal of all or any part of the Security Assets by conveying, transferring, assigning or leasing the same in the name of the Client and, for that purpose, to enter into covenants and other contractual obligations in the name of, and so as to bind, the Client;

(g)	to take any such proceedings (in the name of the Client or otherwise) as he shall think fit in respect of the Security Assets and/or income in respect of which he was appointed (including proceedings for recovery of rent or other monies in arrears at the date of his appointment);

(h)	to enter into or make any such agreement, arrangement or compromise as he shall think fit;

(i)	to insure, and to renew any insurances in respect of, the Security Assets as he shall think fit (or as HIF shall direct);

(j)	to appoint and employ such managers, officers and workmen and engage such professional advisers as he shall think fit (including, without prejudice to the generality of the foregoing power, to employ his partners and firm);

(k)	to form one or more Subsidiaries of the Client, and to transfer to any such subsidiary all or any part of the Security Assets;

(l)	to operate any rent review clause in respect of any Real Property in respect of which he was appointed (or any part thereof) and to apply for any new or extended lease; and

(m)	to:

(i)	give valid receipts for all monies and to do all such other things as may seem to him to be incidental or conducive to any other power vested in him or necessary or desirable for the realisation of any Security Asset;

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(ii)	exercise in relation to each Security Asset all such powers and rights as he would be capable of exercising if he were the absolute beneficial owner of the Security Assets; and

(iii)	use the name of the Client for any of the above purposes.

17.	Application of proceeds

17.1	Application

All monies received by HIF or any Receiver after the Security has become enforceable shall (subject to the rights and claims of any person having a security ranking in priority to the Security) be applied in the following order:

(a)	first, in satisfaction of, or provision for, all costs, charges and expenses incurred, and payments made by HIF or any Receiver and of all remuneration due to the Receiver in connection with this Deed or the Security Assets;

(b)	secondly, in or towards satisfaction of the remaining Secured Obligations; and

(c)	thirdly, in payment of any surplus to the Client or other person entitled to it.

17.2	Contingencies

If the Security is enforced at a time when no amounts are due under the any document entered into between the Parties (including the Debt Purchase Agreement) (but at a time when amounts may become so due), HIF or a Receiver may pay the proceeds of any recoveries effected by it into a blocked suspense account.

18.	Set-off

(a)	HIF may (but shall not be obliged to) set off any obligation (present, future, actual, contingent, liquidated, unliquidated or unascertained) which is due and payable by the Client to HIF (including under the Debt Purchase Agreement) and unpaid against any obligation (whether or not matured) owed by HIF to the Client, regardless of the place of payment, booking branch or currency of either obligation.

(b)	If the obligations are in different currencies, HIF may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

(c)	If either obligation is unliquidated or unascertained, HIF may set off in an amount estimated by it in good faith to be the amount of that obligation.

19.	Delegation

HIF and any Receiver may delegate, by power of attorney (or in any other manner) to any person, any right, power or discretion exercisable by it under this Deed upon any terms (including power to sub-delegate) which it may think fit. Neither HIF nor any Receiver shall be in any way liable or responsible to the Client for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

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20.	Further assurances

20.1	Further action

The Client shall, at its own expense, promptly take whatever action HIF or a Receiver may require for:

(a)	creating, perfecting or protecting the Security Interests intended to be created by this Deed; and

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable by HIF or any Receiver or any of its or his delegates or sub-delegates in respect of any Security Asset, including the execution of any transfer, conveyance, assignment or assurance of any property whether to HIF or to its nominees, the giving of any notice, order or direction and the making of any registration, which, in any such case, HIF may think expedient.

20.2	Specific security

Without prejudice to the generality of clause 20.1 (Further action), the Client shall forthwith at the request of HIF execute a legal mortgage, charge, assignment, assignation or other security over any Security Asset which is subject to or intended to be subject to any fixed security created by this Deed in favour of HIF (including any arising or intended to arise pursuant to clause 6 (Conversion of floating charge) in such form as HIF may require.

21.	Power of attorney

The Client, by way of security, irrevocably and severally appoints HIF, each Receiver and any of its or his delegates or sub-delegates to be its attorney to take any action which the Client is obliged to take under this Deed, including under clause 20 (Further assurances). The Client ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this clause.

22.	Payments

22.1	Payments

Subject to clause 22.2 (Gross-up), all payments to be made by the Client in respect of this Deed shall be made:

(a)	in immediately available funds to the credit of such account as HIF may designate; and

(b)	without (and free and clear of, and without any deduction for, or on account of):

(i)	any set-off or counterclaim; or

(ii)	except to the extent compelled by law, any deduction or withholding for or on account of Tax.

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22.2	Gross-up

If the Client is compelled by law to make any deduction or withholding from any sum payable under this Deed to HIF, the sum so payable by the Client shall be increased so as to result in the receipt by HIF of a net amount equal to the full amount expressed to be payable under this Deed.

23.	Stamp duty

The Client shall:

(a)	pay all present and future stamp, registration and similar Taxes or charges which may be payable, or determined to be payable, in connection with the execution, delivery, performance or enforcement of this Deed, or any judgment given in connection therewith; and

(b)	indemnify HIF and any Receiver on demand against any and all costs, losses or liabilities (including, without limitation, penalties) with respect to, or resulting from, its delay or omission to pay any such stamp, registration and similar Taxes or charges.

24.	Costs and expenses

24.1	Transaction and amendment expenses

The Client shall promptly on demand pay to HIF the amount of all costs, charges and expenses (including, without limitation, legal fees, valuation, accountancy and consultancy fees (and any VAT or similar Tax thereon)) incurred by HIF in connection with:

(a)	the negotiation, preparation, printing, execution, registration, perfection and completion of this Deed, the Security or any document referred to in this Deed; or

(b)	any actual or proposed amendment or extension of, or any waiver or consent under, this Deed.

24.2	Enforcement and preservation costs

The Client shall promptly on demand pay to HIF and any Receiver the amount of all costs, charges and expenses (including, (without limitation) legal fees (and any VAT or similar Tax thereon)) incurred by it in connection with the enforcement, exercise or preservation (or the attempted enforcement, exercise or preservation) of any of its rights under this Deed or the Security or any document referred to in this Deed (including all remuneration of the Receiver).

24.3	Default interest

Any amount demanded under clause 24.1 (Transaction and amendment expenses) or 24.2 (Enforcement and preservation costs) shall bear interest at the Default Rate (both before and after judgment) from the day on which those costs, charges or expenses were paid, incurred or charged by the relevant person and otherwise in accordance with clause 2.2 (Default interest).

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25.	Currencies

25.1	Conversion

All monies received or held by HIF or any Receiver under this Deed may be converted from their existing currency into such other currency as HIF or the Receiver considers necessary or desirable to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the Spot Rate of Exchange. The Client shall indemnify HIF against all costs, charges and expenses incurred in relation to such conversion. Neither HIF nor any Receiver shall have any liability to the Client in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

25.2	Currency indemnity

No payment to HIF (whether under any judgment or court order or in the liquidation, administration or dissolution of the Client or otherwise) shall discharge the obligation or liability of the Client in respect of which it was made, unless and until HIF shall have received payment in full in the currency in which the obligation or liability was incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, HIF shall have a further separate cause of action against the Client and shall be entitled to enforce the Security to recover the amount of the shortfall.

26.	INDEMNITY

The Client shall indemnify HIF, any Receiver and any attorney, agent or other person appointed by HIF under this Deed and HIF's officers and employees (each an "Indemnified Party") on demand against any cost, loss, liability or expense (however arising) incurred by any Indemnified Party as a result of or in connection with:

(a)	anything done or omitted in the exercise or purported exercise of the powers contained in this Deed;

(b)	the Security Assets or the use or occupation of them by any person (including any environmental claim); or

(c)	any breach by the Client of any of its obligations under this Deed.

27.	Miscellaneous

27.1	Appropriation and suspense account

(a)	HIF may apply all payments received in respect of the Secured Obligations in reduction of any part of the Secured Obligations as it thinks fit. Any such appropriation shall override any appropriation by the Client.

(b)	All monies received, recovered or realised by HIF under, or in connection with, this Deed may at the discretion of HIF be credited to a separate interest bearing suspense account for so long as HIF determines (with interest accruing thereon at such rate, if any, as HIF may determine for the account of the Client) without HIF having any obligation to apply such monies and interest or any part thereof in or towards the discharge of any of the Secured Obligations.

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27.2	New accounts

If HIF receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent Security Interest affecting any Security Asset and/or the proceeds of sale of any Security Asset, it may open a new account or accounts for the Client. If it does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received such notice. As from that time all payments made to HIF will be credited or be treated as having been credited to the new account and will not operate to reduce any amount of the Secured Obligations.

27.3	Changes to the Parties

(a)	The Client may not assign any of its rights under this Deed.

(b)	HIF may assign or transfer or grant participations in all or any part of its rights under this Deed in accordance with the Debt Purchase Agreement. The Client shall, immediately upon being requested to do so by HIF, enter into such documents as may be necessary or desirable to effect such assignment or transfer.

27.4	Memorandum and articles

The Client certifies that the Security does not contravene any of the provisions of the memorandum or articles of association of the Client.

27.5	Tacking

(a)	HIF shall perform its obligations under the Debt Purchase Agreement (including any obligation to make available further advances).

(b)	This Deed secures advances already made and further advances to be made.

27.6	Amendments and waivers

Any provision of this Deed may be amended only if HIF and the Client so agree in writing and any breach of this Deed may be waived before or after it occurs only if HIF so agrees in writing. A waiver given or consent granted by HIF under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

27.7	Calculations and certificates

A certificate of HIF specifying the amount of any Secured Obligation due from the Client (including details of any relevant calculation thereof) shall be prima facie evidence of such amount against the Client in the absence of manifest error.

27.8	Waiver, rights and remedies

No failure to exercise, nor any delay in exercising, on the part of HIF, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided are cumulative and not exclusive of any rights or remedies provided by law.

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28.	Notices

28.1	Serving notice on the Client

(a)	Any notice in writing by HIF to the Client under this Deed or any legal proceedings issued in HIF's name which have to be served on the Client shall be given or served if delivered or posted to the Client at:

(i)	the Client's registered office; or

(ii)	any address at which the Client carries on, or was last known to carry on, business.

Such notice may also be given by facsimile transmission to the Client's number or address notified to HIF for communication by such means. It may also be handed personally to any officer of the Client.

(b)	Any such notice or proceedings shall be considered served:

(i)	if delivered, at the time of delivery; or

(ii)	if sent by post, on the second day following the date of posting; or

(iii)	if sent by facsimile transmission, at the time of transmission.

28.2	Serving notice on HIF

Any notice in writing by the Client to HIF under this Deed shall take effect at the time it is received by HIF at HIF's registered office or at such other address as HIF may give to the Client in writing for this purpose, and then only if marked for the attention of the department or officer identified with HIF's name below (or any substitute department or officer as HIF shall specify for this purpose).

29.	Electronic communications

Save any notice given by HIF by facsimile transmission, no communication to be made under this Deed shall be made electronically.

30.	Partial invalidity

All the provisions of this Deed are severable and distinct from one another and if at any time any provision is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of any of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	Release

31.1	Upon the expiry of the Security Period (but not otherwise) HIF shall, at the request and cost of the Client, take whatever action is necessary to release or re-assign (without recourse or warranty) the Security Assets from the Security.

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31.2	Where any discharge (whether in respect of the obligations of the Client or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise (without limitation), the liability of the Client under this Deed shall continue as if the discharge or arrangement had not occurred. HIF may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

32.	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.

33.	Governing law

This Deed is governed by English law.

IN WITNESS of which this Deed has been duly executed by the Client as a deed and duly executed by HIF and has been delivered on the first date specified on page 1 of this Deed.

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SCHEDULE

THE CLIENT

LAKELAND INDUSTRIES EUROPE LIMITED

a company registered in England and Wales with the number	04500660

Executed as a deed, but not delivered until the	)
first date specified on page 2, by	)
LAKELAND INDUSTRIES EUROPE	)
LIMITED	)
by two directors or by	)
one director and the secretary	)
:		Signature	/s/ Christopher J. Ryan

		Name (block capitals)	Christopher J. Ryan
Director

		Signature	/s/ Martin Lill

		Name (block capitals)	Martin Lill
Director/Secretary

Pursuant to a Resolution of the Board of Directors of LAKELAND INDUSTRIES EUROPE LIMITED

COPY RESOLUTION

 (To be certified by the signature of the Chairman of the meeting of the Directors at which the Resolution was passed).

There was produced to the Board a form of Fixed Charge on Non-Vesting Debts and Floating Charge between the Client and HSBC Invoice Finance (UK) Ltd. The terms were approved. It was agreed that entering into the Fixed Charge on Non-Vesting Debts and Floating Charge by the Client would be of benefit to and in the best interests of the Client.

After giving consideration to the requirements of sections 171 to 177 of the Companies Act 2006 it was resolved that the Client do enter into the said Fixed Charge on Non-Vesting Debts and Floating Charge and that it be signed as a deed on behalf of the Client (i) if the Client is a sole director company with no company secretary, by that director whose signature shall be witnessed or (ii) in any other circumstances by a Director and the Client Secretary or by two Directors and that a copy of this resolution be endorsed on the Fixed Charge on Non-Vesting Debts and Floating Charge.

Certified a true copy of this Resolution:

/s/ Christopher J. Ryan
Signature of Chairman of Meeting

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Signed as a Deed	)
by	)
)
)
)
)
)
as Attorney of	)
HSBC INVOICE FINANCE (UK) LIMITED	)
in the presence of:	)	/s/ Philip Jeffrey Alboses
Attorney

Witness signature:	…………………………………………

Name:	………………………………………….

Occupation:	Invoice Finance Official

Witness Address:	Farncombe Road
Worthing, West Sussex
BN11 2BW

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